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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     -------------------------------------

                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 3, 2005

                              CARDINAL HEALTH, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                      OHIO
                 (State or Other Jurisdiction of Incorporation)

            1-11373                                     31-0958666
   (Commission File Number)                (IRS Employer Identification Number)

                     7000 CARDINAL PLACE, DUBLIN, OHIO 43017
          (Address of Principal Executive Offices, Including Zip Code)

                                 (614) 757-5000
              (Registrant's Telephone Number, Including Area Code)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act
         (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
         (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

         Under an employment agreement originally entered into in 2001 and subsequently amended in February 2004 (the "Employment Agreement"), between Robert D. Walter ("Mr. Walter") and Cardinal Health, Inc. (the "Company"), Mr. Walter, Chairman of the Board and Chief Executive Officer of the Company, is to receive an annual stock option award at least equal to an amount calculated pursuant to the Employment Agreement. Pursuant to the relevant provision of the Employment Agreement, Mr. Walter was to receive from the Company in the Company's fiscal year ending June 30, 2005 a grant of a stock option to purchase at least 704,983 common shares, without par value, of the Company (the "Shares") at an exercise price of $44.15 per Share. Pursuant to the terms of the Company's Amended and Restated Equity Incentive Plan, as amended, the maximum number of Shares with respect to which stock options may be granted to any single participant during any single fiscal year is 562,500. As a result of this limitation, the annual stock option award made to Mr. Walter on August 23, 2004 (the "August 2004 Option") did not fully satisfy the Company's contractual obligation to Mr. Walter. In order to satisfy that contractual obligation, the Human Resources and Compensation Committee of the Board of Directors of the Company (the "Committee") granted to Mr. Walter, on March 3, 2005, a deferred payment stock appreciation right (a "SAR") with respect to 142,483 Shares in satisfaction of its contractual obligation with respect to the Company's fiscal year ending June 30, 2005. The agreement between Mr. Walter and the Company setting forth the terms of the SAR grant (the "Deferred Payment SAR Agreement") was executed on March 3, 2005. Under the terms of the Deferred Payment SAR Agreement, upon exercise of the SAR, Mr. Walter is entitled to receive cash in an amount equal to the aggregate fair market value per underlying Share on the date of exercise minus $44.15, subject to applicable tax withholding. Consistent with the terms of the August 2004 Option, the SAR grant vests on August 23, 2007 and has a term expiring on August 23, 2014. In order to comply with Section 409A of the Internal Revenue Code (enacted as part of the American Jobs Creation Act of 2004), any payment due to Mr. Walter will be deferred until August 23, 2014, and will be credited with interest at the Prime Rate from the date of the exercise until the payment date.

         The Deferred Payment SAR Agreement is filed as Exhibit 10.01 to this Form 8-K and the description of the Deferred Payment SAR Agreement in this Form 8-K is qualified in its entirety by reference to the Exhibit.

ITEM 8.01 OTHER EVENTS

         Robert D. Walter ("Mr. Walter"), Chairman of the Board and Chief Executive Officer, has advised Cardinal Health, Inc. (the "Company"), that he has entered into a sales plan designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company's policies regarding stock transactions. Under Rule 10b5-1, directors, officers and other persons who are not in possession of material non-public information may adopt a prearranged plan or contract for the sale of Company securities under specified conditions and at specified times.

         Mr. Walter's sales plan provides for the sale of a total of 400,000 common shares, without par value, of the Company (the "Shares"), to be completed in monthly installments during calendar year 2005. The sales plan provides for sales of specified share amounts on a monthly basis, subject to specified limitations (including a minimum sales price). Sales pursuant to this sales plan are expected to begin in March 2005 and will terminate on December 30, 2005, unless terminated sooner in accordance with the terms of the sales plan. Mr. Walter has informed the Company that these stock sales are part of his individual program for asset diversification and liquidity. As sales are executed in the future under the sales plan, they will be disclosed in accordance with applicable U.S. federal securities laws.


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ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)    Exhibits

        10.01 Deferred Payment Stock Appreciation Right Agreement, dated as of March 3, 2005, between Robert D. Walter and Cardinal Health, Inc.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             Cardinal Health, Inc.
                                             (Registrant)

Date:  March 4, 2005                         By:  /s/ J. Michael Losh
                                                 --------------------
                                                 Name:  J. Michael Losh
                                                 Title: Chief Financial Officer



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                                  EXHIBIT INDEX

    10.01 Deferred Payment Stock Appreciation Right Agreement, dated as of March 3, 2005, between Robert D. Walter and Cardinal Health, Inc.






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